EXHIBIT 99.1

For further information contact
Rodger W. Smith 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Reports No Major Damage
To Its Principal Production Facilities by Hurricane Gustav

Natchez, MS (September 9, 2008)--Callon Petroleum Company ( NYSE: CPE) reported today that the effects of Hurricane Gustav appear to have resulted in minimal damage to its principal production facilities in the Gulf of Mexico.  However, because of the uncertainty of the projected path for Hurricane Ike, which is expected to enter the Gulf of Mexico later today, the decision has been made to evacuate all personnel from the company’s three deepwater fields.

Medusa Field – Only minor damage to the Spar production facility at the Medusa Field was caused by Hurricane Gustav. The field was producing 13.8 million cubic feet of natural gas (MMcf) and 15,200 barrels of oil (Bbls) per day when it was shut in on August 30, 2008.  Assuming no damage from Hurricane Ike, the facility is ready to resume production. However, a downstream pipeline which handles throughput from Medusa is shut in awaiting inspection and possible repairs.  It is anticipated that production will commence within the next two weeks.  Callon owns a 15% working interest.

Habanero Field – The company’s Habanero Field is produced through the Auger production facility operated by Shell Exploration & Production Company.  It was not affected by Hurricane Gustav. The field was producing 9.9 MMcf and 7,800 (Bbls) per day when it was shut in on August 29, 2008.  The Habanero Field is anticipated to be returned to production after Hurricane Ike passes, pending any possible damage and approval from the operators to utilize the export pipelines. Callon owns an 11.25% working interest.

Entrada Field Development – The drilling rig Ocean Victory is onsite and is being prepared for initial drilling activity next week after the passage of Hurricane Ike.  The company owns a 50% working interest.

High Island Block 165 Field -- The field sustained no damage from Hurricane Gustav and was returned to production on September 3, 2008 after being shut in for four days.  Currently, the field produces 22 MMcf and 120 Bbls per day.  Callon owns a 16.7% working interest in the High Island Block 130 #1 well, which currently produces 4 MMcf and 20 Bbls per day.  Callon owns an 11.7% working interest in the High Island Block 130 #2 well, which currently produces 18 MMcf and 100 Bbls per day.  The field will not be shut in due to Hurricane Ike but will be monitored from onshore.

West Cameron Block 295 Field -- The field sustained no damage from Hurricane Gustav and was returned to production on September 6, 2008 after being shut in for six days. Currently the field produces 18.7 MMcf and 110 Bbls per day.  Callon owns a 20.5% working interest in both wells.  The field will not be shut in due to Hurricane Ike but will be monitored from onshore.

Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region. Over 80% of Callon’s proved reserves are located in the deepwater Gulf of Mexico with approximately 55% consisting of crude oil.  Callon’s properties and operations are geographically concentrated in Louisiana and the offshore waters of the Gulf of Mexico.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

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